Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford (443) 213-0506

West Announces 10% Increase in Quarterly Dividend

Exton, PA July 16, 2014 -- West Pharmaceutical Services, Inc. (NYSE:WST) today announced that the Company’s Board of Directors has approved a fourth-quarter 2014 dividend of $0.11 per share, a 10% increase over the $0.10 per share declared for each of the four preceding quarters. This is the twenty-second consecutive annual increase in the Company’s dividend. The fourth-quarter dividend will be paid on November 5, 2014 to shareholders of record as of October 22, 2014.

About West

West works side-by-side with its healthcare partners from concept to the patient, designing and manufacturing packaging, diagnostic and delivery systems that promote the efficiency, reliability and safety of their products. Every day, West is leading the way with cutting-edge technologies and quality systems, a thorough understanding of global regulatory compliance, and an unmatched and growing knowledge base of relevant pharmaceutical product testing, development and packaging. Based in Exton, Pa., West supports its customers from sales, manufacturing, customer support and research and development locations in North and South America, Europe, Asia and Australia. Established in 1923, West’s 2013 sales were $1.4 billion.